Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated July 29, 2019 (this “Agreement”) between Exactus, Inc.., a Nevada corporation (the “Purchaser”), and Green Goddess Extracts, LLC, a Florida limited liability company (the “Seller”).

RECITALS

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser all of Seller’s rights, title and interest in and to the Assets (as hereinafter defined), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01 Certain Definition.

(a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“ACTION” means any claim, action, suit, inquiry, hearing, investigation or other proceeding.

“AFFILIATE” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by or is under common Control with, such Person. For purposes of this definition, “CONTROL” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“AGREEMENT” has the meaning set forth in the preamble hereto.

“ANCILLARY AGREEMENTS” means the BILL OF SALE, the EMPLOYMENT AGREEMENT and the ASSIGNMENT AGREEMENT.

“ASSETS” has the meaning set forth in Section 2.01.

“ASSIGNMENT AGREEMENT” has the meaning set forth in Section 3.01 (b).

“ASSIGNED CONTRACTS” has the meaning set forth in Section 2.02 (i)(1).

“BILL OF SALE” has the meaning set forth in Section 3.02(a).

“BOOKS AND RECORDS” means all of the books and records, in all formats (both tangible and intangible), used or maintained by or on behalf of the Seller in connection with or otherwise related to the Business, including (a) executed copies of all of the written Assigned Contracts, if any, and written descriptions of any oral Assigned Contracts, if any, (b) copies of all Contracts relating to the engagement of or the performance of services by the clients and customers of the Business, (c) all equipment, product and other warranties pertaining to the Assets, (d) all technical information and any data, maps, computer files, diagrams, blueprints and schematics, (e) all filings made with or records required to be kept by any Governmental Entity (including all backup information on which such filings are based), (f) all research and development reports, (g) all equipment and operating logs, (h) all financial and accounting records, (i) all employment records, and (j) all creative, promotional or advertising materials.

“BUSINESS” means the business of producing, marketing, and selling products consisting of or containing Cannabinoids and other products derived from industrial hemp.

“CASH” means, as of any applicable time of determination, Seller’s actual cash (bank) balances and cash equivalents (including cash on hand and deposits in transit), in each case, determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Seller.

 “CLAIM NOTICE” means written notification pursuant to Section 7.02(a) of a Third-Party Claim as to which indemnity under Section 7.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third-Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 7.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party’s Losses in respect of such Third-Party Claim.

“CLOSING” has the meaning set forth in Section 3.01.

“CLOSING DATE” has the meaning set forth in Section 3.01.

“CONTRACT” means any agreement, lease, debenture, note, bond, evidence of Indebtedness, mortgage, indenture, security agreement, option or other contract or commitment (whether written or oral).

“DISCLOSURE SCHEDULE” shall have the meaning set forth in Article IV.

“DISPUTE NOTICE” means a written notice provided by any party against which indemnification is sought under this Agreement to the effect that such party disputes its indemnification obligation under this Agreement.

“DISPUTE PERIOD” means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“EMPLOYMENT AGREEMENT” shall have the meaning set forth in Section 3.03(c).

“EMPLOYMENT PLAN” shall have the meaning set forth in Section 2.01(d).

“EXCLUDED ASSETS” shall have the meaning set forth in Section 2.01(d).

“EXCLUDED LIABILITIES” shall have the meaning set forth in Section 2.02 (ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

“GOVERNMENTAL AUTHORIZATION” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Laws, including without limitation, any bond, certificate of authority, accreditation, qualification, license, franchise, permit, order, registration, variance or privilege.

“GOVERNMENTAL ENTITY” means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body, to the extent that the rules, regulations or orders of such body have the force of Law.

“INDEBTEDNESS” means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures, capitalized leases or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person that is guaranteed, directly or indirectly, by such Person.

“INDEMNIFIED PARTY” means any Person claiming indemnification under any provision of Article VII.

“INDEMNIFYING PARTY” means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

“INDEMNITY NOTICE” means written notification pursuant to Section 7.02(b) of a claim for indemnification under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party’s Losses in respect of such claim.

“INSURANCE POLICY” shall have the meaning set forth in Section 4.14.

“INTELLECTUAL PROPERTY” shall have the meaning set forth in Section 4.16 (b).

              “KNOWLEDGE” means the actual or constructive knowledge after due inquiry of any current officer or manager of the Seller.

“LAWS” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“LEASED PREMISES” shall have the meaning set forth in Section 4.12.

“LEASES” shall have the meaning set forth in Section 4.12.

“LIABILITY” means all Indebtedness, obligations and other Liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due (including for Taxes).

“LIEN” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

“LOSS” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“MATERIAL ADVERSE EFFECT” means any material adverse effect on the condition, operations, business, prospects or results of sales of the Seller; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from the entering into of this Agreement or the consummation of the transactions contemplated hereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

“ORDER” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“OWNED INTELLECTUAL PROPERTY” ” shall have the meaning set forth in Section 4.16(a).

“ORDINARY COURSE OF BUSINESS” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices in frequency and amount of such Person.

“ORGANIZATIONAL DOCUMENTS” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“PERSON” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“PROCEEDING” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, grievance or similar proceeding (in each case, whether civil, criminal, administrative or investigative) initiated, commenced, conducted, heard, or pending by or before any Governmental Entity, arbitrator or mediator.

“PURCHASE PRICE” has the meaning set forth in Section 2.01.

“PURCHASER” has the meaning set forth in the preamble hereto.

“RESOLUTION PERIOD” means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

“SELLER” has the meaning set forth in the preamble hereto.

“SELLER PARTIES” shall have the meaning set forth in Section 9.01.

“SOLVENT” means, with respect to the Seller, that (a) the Seller is able to pay its Liabilities, as they mature in the normal course of business, and (b) the fair value of the assets of the Seller is greater than the total amount of Liabilities of the Seller.

“TAX RETURN” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“TAXES” means all federal, state, local and foreign income, profits, franchise, license, social security, transfer, registration, estimated, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

“THIRD-PARTY CLAIM” has the meaning set forth in Section 7.02(a).

“TRANSFER TAXES” means all sales, use, value added, excise, registration, documentary, stamps, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles”, “Sections”, “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.01 Purchase and Sale of Assets.

(a) Purchase Price. In consideration for the purchase of the Assets, Purchaser shall pay Seller the aggregate purchase price equal to the sum of the following items (collectively, the “PURCHASE PRICE”):

(i) Installment payments totaling $250,002, to be paid in six installments as follows, provided the Seller has delivered to the Purchaser a complete list of Assets pursuant to Section 2.01(d) herein: (x) $41,667 shall be due and payable within 90 days of Closing, as hereinafter defined; and (y) five (5) additional installments of $41,667 shall be paid to the Seller commencing October 12th, 2019 and continuing on the first day of each month thereafter; plus

(ii) An additional cash payment, to be paid at the Closing, equal to the fully-depreciated value of all of the Assets as shown on the Seller’s balance sheet as of Friday, July 19, 2019.

(iii)    Restricted Stock.

1)
250,000 shares of restricted common stock, vesting 1/24 on the Closing Date, and an additional 1/24th of the restricted stock units shall vest on the first day of each month thereafter, provided neither Purchaser nor Employee under the Employment Agreement contemplated herein is in breach of this Agreement or the Employment Agreement.

2)
Subject to the terms and conditions of the Employment Agreement (as defined below), when and if Purchaser achieves sales of products utilizing the Seller’s flavored products in excess of $500,000 monthly for a three month average, the Purchaser shall issue to the Seller restricted units of common stock of the Purchaser having a value of $250,000, to be valued according to the volume-weighted average price for the Company’s common stock for the 20 trading days preceding the signature date of the agreement issuing such restricted units to Seller. 1/24th of the restricted stock units shall vest on such signature date, and an additional 1/24th of the restricted stock units shall vest on the first day of each month thereafter, provided neither Purchaser nor Employee under the Employment Agreement contemplated herein is in breach of this Agreement or the Employment Agreement.

(b) Sale of Assets. In consideration of the payment by the Purchaser of the Purchase Price, the Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to the Purchaser, free and clear of all Liens, and the Purchaser hereby agrees to purchase, acquire and accept from the Seller, at the Closing, all of the Seller’s right, title and interest in and to all of the assets and properties (real, personal and mixed, tangible and intangible, of every kind and description, wherever located), used or held for use in connection with, or related to, the Business, (collectively, the “ASSETS”), including without limitation those assets set forth on Schedule 1 and the following:

(i) all tangible personal property, including computer hardware, office and other equipment, accessories, machinery, furniture, fixtures, and vehicles;

(ii) all inventory and supplies maintained by Seller in connection with the Business;

(iii) all Governmental Authorizations necessary for or incident to the operation of the Business, to the extent assignable;

(iv) all of Seller’ rights under the Assigned Contracts (as defined below);

(v) all Cash of Seller, and all accounts receivable and notes receivable of Seller arising prior to the Closing Date;

(vi) all of Seller’s interest in and to (i) all patents, applications for patents, copyrights, license agreements, assumed names, trade names, trademark and/or service mark registrations, applications for trademark and/or service mark registrations, trademarks and service marks of Seller, as more particularly described in Schedule 1, and all variants thereof, including all of Seller’s rights to use the name “GREEN GODDESS EXTRACTS” to the exclusion of Seller; (ii) all of Seller’s interest in and to all of Seller’s customer base (including sponsors), and the right to do business with such customers, including and all of Seller’s rights in and to customer information, customer records, customer lists, and candidate and prospect lists; (iii) all telephone numbers, fax numbers, telephone directory advertising, web sites, domain names, domain leases, social media accounts, and e-mail addresses used or held for use in the Business, all as identified on Schedule 1; (iv) all of Seller’s other proprietary information, including trade secrets, know-how, operating data and other information pertaining to the Business; and (v) all of Seller’s other intangible assets related to the Business, including the goodwill associated with the Business;

(vii) all Books and Records;

(viii) all claims of against third parties relating exclusively to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(ix) all rights relating to deposits and prepaid expenses relating to the Business;
(x)     all warranties (express and implied) that continue in effect with respect to any Asset, to the extent assignable; and

(xi) all other assets of the Seller, not described above, which are either (1) reflected on the Financial Statements and not disposed of by the Seller in the Ordinary Course of Business between the date of the most recent financial statement provided to the Purchaser and the Closing Date, or (2) acquired by the Seller in the Ordinary Course of Business between the date of the Interim Financial Statement and the Closing Date.

(c) List of Assets. No later than 30 days after the Closing, the Seller shall provide a complete list of Assets to the Purchaser as an amendment to Schedule 1 hereto, which shall be reviewed and approved by the Purchaser, at the Purchaser’s sole discretion. Upon review and written approval of the Purchaser, Schedule 1 shall be considered amended and part of the Assets sold pursuant to this Agreement.

(d) Excluded Assets. Notwithstanding the provisions of Section 2.01(b), the Assets shall not include any of the right, title or interest of the Seller in, to and under the following (herein referred to as the “EXCLUDED ASSETS”): (a) any Organizational Documents of the Seller and any company records having to do with the organization and capitalization of the Seller; (b) any employee plans as to which the Seller sponsors, maintains, contributes or is obligated to contribute, or under which the Seller has or may have any Liability related to the Business (the “EMPLOYMENT PLAN”); (c) any and all Contracts that are not Assigned Contracts; (d) the consideration delivered to Seller by Purchaser pursuant to this Agreement; (e) any Books and Records which Seller is required by applicable Law to retain; provided, however, that Seller shall provide Buyer with copies of all such Books and Records at or prior to the Closing; (f) all rights in and with respect to insurance policies of the Seller, except for any proceeds of such insurance and claims therefor relating to the Assets; (g) all Tax refunds attributable to the operations of the Seller; and (h) the assets listed on Schedule 2.01(c) attached hereto.

Section 2.02 Liabilities.

(i) Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform, pursuant to the Bill of Sale and Assignment Agreement, only the following (collectively, the “ASSUMED LIABILITIES”): and

1) the Liabilities of the Seller under the Contracts identified on Schedule 2.02(i)(1) (collectively, the “ASSIGNED CONTRACTS”) arising in the Ordinary Course of Business after the Closing Date and relating to the Assigned Contracts), but excluding any Liability to the extent arising out of or relating to a breach, violation, default or failure to perform by the Seller that occurred prior to the Closing Date; and

(ii) Except as contemplated by Section 2.02(i) and as expressly set forth in the Bill of Sale and Assignment Agreement, Purchaser shall not assume, nor shall it agree to pay, perform or discharge, any Liability of the Seller, whether or not arising from or relating to the conduct of the Business and whether absolute, contingent, accrued, known or unknown (the “EXCLUDED LIABILITIES”). Without limiting the generality of the prior sentence, Excluded Liabilities shall include, without limitation:

1) any Liability to pay any Taxes of the Seller, regardless of whether arising in connection with the consummation of the transactions contemplated hereby or otherwise;

2) any Liability of Seller for performance under the Ancillary Agreements;

3) any Liability under any Assigned Contract to the extent arising and relating to a period prior to the Closing Date or to the extent relating to any breach, violation, default or failure to perform by Seller that occurred prior to the Closing Date;

4) any Liability (other than the Assumed Liabilities) otherwise relating to the Assets or the operation of the Business to the extent arising and related to a period prior to the Closing Date including;

5) any Liability relating to the Excluded Assets;

6) any Liability under any Employee Plan;

7) any Liability arising out of or relating to Seller’s termination of the Seller’s employees, either prior to or following the Closing Date, including but not limited to any Liability or obligation under any applicable Law and any contractual claims for severance or similar obligations;

8) any Liability of the Seller for any failure to comply with any Laws;
9) any other Liability of Seller that is not an Assumed Liability.

ARTICLE III.

THE CLOSING

Section 3.01 Closing. The closing of the transactions contemplated hereby (the “CLOSING”) shall take place upon the Parties’ execution of this Agreement, or on such other date as the parties hereto may mutually determine in writing (the “CLOSING DATE”).

Section 3.02 Delivery of Items by the Seller. The Seller shall deliver to the Purchaser at the Closing the items listed below:

(a) a Bill of Sale for the Assets, duly executed by the Seller, in the form attached hereto as EXHIBIT A (the “BILL OF SALE”);

(b) an Assignment and Assumption Agreement, in the form attached hereto as Exhibit C (the “ASSIGNMENT AGREEMENT”);

(c) a certificate of the secretary or equivalent officer of Seller, in form and substance reasonably satisfactory to Buyer, certifying that attached thereto is a true, correct and complete copy of (1) the Organizational Documents of the Seller, (2) resolutions duly adopted by the managers and members of the Seller authorizing the performance of the transactions contemplated by this Agreement and the execution and delivery of the Ancillary Agreements to which it is a party, and (3) a certificate of existence or good standing (or equivalent document), as of a recent date, of such Seller from its jurisdiction of formation; and

(d) such other documents and instruments as the Purchaser may reasonably request.

Section 3.03 Delivery of Items by the Purchaser. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a) The initial installment payment called for under Section 2.01(a)(i);

(b) Funds equal to the fully-depreciated balance sheet value of the Assets, as called for under Section 2.01(a)(ii);

(c) An Employment Agreement under which Alex (Alevandro) De La Espriella (“Employee”) shall be employed as an executive of the Purchaser, in the form attached hereto as EXHIBIT B (the EMPLOYMENT AGREEMENT”); and

(d) such other documents and instruments as the Seller may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Seller represents and warrants to the Purchaser as follows, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), which representations and warranties are supplemented and qualified by the disclosures contained in the disclosure schedule attached hereto as Exhibit C (the “DISCLOSURE SCHEDULE”) that contains references to the representations and warranties to which the disclosures contained therein relate:

Section 4.01 Authorization and Ownership. The Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, constitute the valid and legally binding obligations of the Seller enforceable in accordance with their respective terms. Seller is a limited liability company organized under the laws of the State of Florida, in good standing, and has obtained all consents and other approvals necessary under Florida law, its Articles of Organization, and its Operating Agreement (if any) necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements. Seller has the full right, power and authority to own, lease and operate all of its properties and assets and carry out the Business as it is presently conducted.

Section 4.02 Brokers Fees. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller or any such Affiliate.

Section 4.03 Noncontravention.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Seller may be subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel, require any notice under or result in the creation of a Lien on any of the Assets under, any Contract to which the Seller is a party or by which it is bound and to which any of its Assets is subject.

(b)  The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Seller do not, and the performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

Section 4.04 Litigation. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Assets. Neither the Seller nor the Assets are subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by the Seller, this Agreement or any of the transactions contemplated hereby.

Section 4.05 Contracts. There are no executory Contracts (whether license agreements, development agreements or otherwise), to which any of the Assets are bound or subject (other than this Agreement).

Section 4.06 Compliance With Laws. The Seller is not in violation of, has not violated and, to the Knowledge of the Seller, is not under investigation with respect to any possible violation of, and has not been threatened to be charged with any violation of, any Order of Law applicable to the Business or the Assets.

Section 4.07 Title to Assets. (i) the Seller has good and marketable title to all of the Assets free and clear of all Liens; (ii) this Agreement and the instruments of transfer to be executed and delivered pursuant hereto will effectively vest in the Purchaser good and marketable title to all of the Assets free and clear of all Liens; (iii) and no Person other than the Seller has any ownership interest in any of the Assets. The tangible assets included in the Assets are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs or nature. Except as set forth in Section 4.07 of the Disclosure Schedule, all of the Assets are located at the Leased Premises.

Section 4.08 Solvency. The Seller is and, after consummation of the transactions contemplated by this Agreement, will be Solvent.

Section 4.09 Materiality. The representations and warranties on the part of the Seller contained in this Agreement, and the statements contained in any of the Schedules or in any certificates furnished to the Purchaser pursuant to any provisions of this Agreement, including pursuant to Article VI hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.10 Financial Statements. Set forth in Section 4.10 of the Disclosure Schedule are the following financial statements of Seller (collectively, the “FINANCIAL STATEMENTS”): (i) the unaudited consolidated balance sheet the Seller as of December 31, 2018 and December 31, 2017 and the related unaudited consolidated statements of income, cash flow and changes in owners’ equity for the fiscal years then ended; and (iii) the unaudited consolidated balance sheet of Seller as of June 30, 2019 (the “Interim Balance Sheet”) and the related internally-prepared unaudited consolidated statements of income, cash flow and changes in owners’ equity for the six-month period then ended (together with the Interim Balance Sheet, the “INTERIM FINANCIAL STATEMENTS”), all in accordance with GAAP.

Section 4.11 No Undisclosed Liabilities. Except as set forth in the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

Section 4.12 Real Property. Except for its interest in the Leased Premises, Seller does not own any right, title or interest in any real property nor has the Seller ever owned any real property. Section 4.12 of the Disclosure Schedule contains a list of all of the real property leased by the Seller in connection with the Business (collectively, the “LEASED PREMISES”), and identifies each Contract under which such property is leased (the “LEASES”). There are no subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Leased Premises and there is no Person (other than Seller) in possession of the Leased Premises. There is no pending or threatened eminent domain taking affecting any portion of the Leased Premises which shall interfere with Seller’s conduct of the Business. Seller has delivered to Buyer true, correct and complete copies of the Leases, including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements, if any, related thereto. The Leased Premises are in good working order, condition and repair. Seller’s operation and use of the Leased Premises fully comply with all applicable Laws and the terms and conditions of the applicable Leases.

Section 4.13 Taxes. Seller has filed all Tax Returns which are required to be filed prior to the date of this Agreement and has paid or has reserved for the payment all Taxes which have become due and payable. No event has occurred which could impose on Purchaser any successor or transferee liability for any Taxes in respect of the Seller. All such Tax Returns are complete and accurate and disclose all Taxes required to be paid. All monies required to be withheld by the Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such Seller. No examination or audit of any Tax Return is currently in progress and no Governmental Entity is asserting, or has threatened in writing to assert, against the Seller any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedule sets forth a description of the current insurance policies pertaining to the Business maintained by Seller (each, an “INSURANCE POLICY”), including policies by which the Seller, or any of the Assets, or the Seller’s employees, officers or directors or the Business are insured. The Seller is not in default with respect to its obligations under any Insurance Policy and has not failed to give any notice or present any claim thereunder in a due and timely manner. No Seller has been denied insurance coverage or been subject to any gaps in insurance coverage in the two year period immediately preceding the date of this Agreement.

Section 4.15 Governmental Authorizations. Seller owns, holds or possesses all Governmental Authorizations (including, without limitation, Governmental Authorizations required by the FDA) which are necessary to entitle such Seller to own or lease, operate and use the Assets and to carry on and conduct the Business as currently conducted, all of which are set forth on Section 4.16 of the Disclosure Schedule (the “SELLER GOVERNMENTAL AUTHORIZATIONS”). None of the Seller or any of its respective its officers, managers, members or employees has been a party to or subject to any Proceeding seeking to revoke, suspend or otherwise limit the Seller Governmental Authorization, and the Seller has not received any written notice of any such Proceeding. Section 4.15 of the Disclosure Schedule indicates which of the Seller Governmental Authorizations shall be assigned to Purchaser at the Closing. Each of the Seller Governmental Authorizations is valid and in full force and effect, and Seller is in compliance in all respects with the terms of all of its Seller Governmental Authorizations.

Section 4.16 Intellectual Property.

(a) Schedule 4.16 sets forth a list of all patents, patent applications (including any provisional applications, divisions, continuations or continuations in part), material unregistered trademarks, registered trademarks and applications for registration for trademarks, copyright registrations and applications for registration of copyrights, domain name registrations, and social media accounts in each case owned by or held in the name of the Seller, specifying as to each such item, as applicable, (i) the item (with respect to trademarks), or title (with respect to all other items), (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, (iv) the issuance, registration or application number, and (v) the date of application and issuance or registration of the item (the “OWNED INTELLECTUAL PROPERTY”). Except as set forth on Schedule 4.17 of the Disclosure Schedule, (A) each item of Intellectual Property owned by the Seller including the Owned Intellectual Property is valid and in full force and effect and is owned by the Seller, free and clear of all Liens and other claims, including any claims of joint ownership or inventorship, (B) the registrations and applications for registration of the Owned Intellectual Property are held of record in the Seller’s name, and (C) none of the Owned Intellectual Property is, or has been, the subject of any proceeding contesting its validity, enforceability or the Seller’s ownership thereof. All issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to the Owned Intellectual Property have been timely paid by or on behalf of the Seller.

(b) The Seller (i) owns or possess adequate licenses or other valid rights to use all patents, patent applications, trademarks, trademark applications, copyrights, industrial designs, software, databases, data compilations, domain names, social media accounts, know-how, trade secrets, product formulas, inventions, rights-to-use and other industrial and intellectual property rights (collectively, “INTELLECTUAL PROPERTY”) used in the conduct of the Business, (ii) the conduct of the Business by Seller does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (iii) Seller has not received any notices alleging that the conduct of the Business, including the marketing, sale and performance of the services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license), (iv) no current or former employee of the Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by the Seller, (v) there is no agreement or other contractual restriction affecting the use by the Seller of any of the Intellectual Property owned or purported to be owned by the Seller, and (vi) to the Knowledge of Seller, there has been no infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by the Seller by any Person, and the Seller has not asserted or threatened any claim or objection against any Person for any such infringement or misappropriation nor is there any basis in fact for any such objection or claim.

(c) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any patentable or trade secret material, or copyrightable material, in each case relating to the Business on behalf of the Seller or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller all right, title and interest in such material. The Seller has not received notice that, or otherwise has knowledge that, any employee, consultant or agent of the Seller in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property owned by the Seller.

(d) The information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used by Selles in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. The Seller has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. The Seller has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Seller. The Seller has taken commercially reasonable measures to maintain the confidentiality and value of all of its trade secrets. None of the Seller’s trade secrets nor any other confidential information of the Seller has been disclosed by the Seller to, or, to the knowledge of Seller, discovered by, any other Person except pursuant to non-disclosure agreements or to Persons entitled to receive such trade secrets or other confidential information that are legally obligated to maintain their confidentiality.

(e) The Intellectual Property (including the Owned Intellectual Property) owned and licensed by Seller and included in the Assets is sufficient to enable Purchaser to conduct the Business after the Closing in the manner in which the Business has been conducted by Seller prior to the Closing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

Section 5.01 Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms. Purchaser is a corporation organized under the laws of the State of Nevada, in good standing, and has obtained all consents and other approvals necessary under Nevada law, its Articles of Incorporation, and its Bylaws necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements.

Section 5.02 Noncontravention.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, as applicable, nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order or other restriction of any Governmental Entity to which the Purchaser may be subject.

(b) The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by the Purchaser does not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

Section 5.03 Brokers’ Fees. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

ARTICLE VI.
CONDITIONS TO OBLIGATION TO CLOSE

Section 6.01 Conditions to Closing by the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of the following conditions:

(a) The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Seller shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Seller shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e) The Seller shall have delivered each of the items described in Section 3.02.

Section 6.02 Conditions to Closing by the Seller. The obligation of the Seller to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, and in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Purchaser shall have performed in all material respects the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Purchaser shall have executed and delivered each of the Ancillary Agreements, as applicable.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchaser shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e) The Purchaser shall have delivered each of the items described in Section 3.03.

ARTICLE VII.

INDEMNIFICATION

Section 7.01 Indemnification Obligations.

(a) Purchaser shall indemnify the Seller and its officers, directors, employees, agents and Affiliates (each, an “INDEMNIFIED PARTY”) in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchaser contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement, and (iii) the Assumed Liabilities.

(b) Seller shall indemnify the Purchaser and its officers, directors, employees, agents and Affiliates (each, an “INDEMNIFIED PARTY”) in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Seller contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement, and (iii) any Liabilities related to the Assets or the Business and arising from or related to facts, circumstances, or events occurring prior to the Closing.

(c) For purposes of indemnification under this Article VII only, all qualifications as to materiality and/or Material Adverse Effect contained in any representation or warranty shall be disregarded.

Section 7.02 Method of Asserting Claims. Claims for indemnification by an Indemnified Party under Section 7.01 will be asserted and resolved as follows:

(a) Third-Party Claims. In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 7.01 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against an Indemnified Party (a “THIRD-PARTY CLAIM”), the Indemnified Party shall deliver a Claim Notice to the either the Purchaser or the Seller, as appropriate, as the “Indemnifying Party” within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim. If the Indemnified Party fails to provide the Claim Notice within such time period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party’s ability to defend is actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 7.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i) Defense by Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 7.02, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 7.01). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party’s delivery of notice to assume the defense of such Third Party Claim, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim after the Indemnifying Party’s delivery of notice to assume the defense. In addition, if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest.

(ii) Defense by Indemnified Party. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to assume the defense of the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 7.02, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 7.02 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.02, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) Acceptance by Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 7.01, the Loss identified in the Claim Notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party under Section 7.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations with the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) Non-Third Party Claims. In the event any Indemnified Party should have a claim under Section 7.01 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice within the Dispute Period, the Loss indemnified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnified Party under Section 7.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

ARTICLE VIII.

POST-CLOSING COVENANTS

Section 8.01 Transfer Taxes. Notwithstanding anything herein to the contrary, Seller shall be liable for and shall pay any Transfer Taxes or other similar tax imposed in connection with the transfer of the Assets pursuant to this Agreement. The party responsible under applicable Law for remitting any such tax shall pay and remit such tax on a timely basis and, if such party is the Purchaser, the Purchaser shall notify the Seller of the amount of such tax, and the Seller shall promptly pay to the Purchaser the amount of such tax.

Section 8.02 Further Action. From and after the Closing each of the parties hereto shall execute and deliver such documents and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and to give effect to the transactions contemplated hereby and thereby, including to give the Purchaser effective ownership and control of the Assets.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Non-Competition and Non-solicitation. The Seller and its managers, members, officers, and employees (collectively, the “SELLER PARTIES”) agree and acknowledge that protection and maintenance of the competitive and other advantages represented by the Assets constitutes a legitimate business interest of the Purchaser, to be protected by the non-competition restrictions set forth herein. The Seller Parties agree and acknowledge that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Seller Parties. The Seller Parties also acknowledge that the Purchaser’s Business (as defined below) is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Assets, and to protect the goodwill and other legitimate business interests of the Purchaser, its affiliates and/or its clients or customers.

 The Seller Parties hereby agree and covenant that they shall not without the prior written consent of the Purchaser, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Purchaser; provided however, that the Seller Parties shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Seller Parties’ own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Purchaser, as defined in the next sentence. For purposes hereof, the Purchaser’s Business shall mean the business of producing, marketing, and selling products consisting of or containing CBD derived from industrial hemp, as well as any future related or unrelated industries or segments in which the Purchaser may engage or operate in the future.

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Purchaser to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Purchaser;

(3)           Attempt in any manner to solicit or accept, from any customer of the Purchaser, business of the kind or competitive with the business done by the Purchaser with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Purchaser, or if any such customer elects to move its business to a person other than the Purchaser, provide any services of the kind or competitive with the business of the Purchaser for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Purchaser; or

(4)           Interfere with any relationship, contractual or otherwise, between the Purchaser and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Purchaser, for the purpose of soliciting such other party to discontinue or reduce its business with the Purchaser for the purpose of competing with the Business of the Purchaser.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 9.01 shall continue for a period of three (3) years after the Closing Date.

Section 9.02 Survival. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will survive the Closing.

Section 9.03 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity under Article VII.

Section 9.04 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

Section 9.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

Section 9.06 Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.07 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by electronic e-mail or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses:

IF TO PURCHASER, TO:	Exactus, Inc. 80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483 Attn: Emiliano Aloi, President E-mail:emi@exactusinc.comf
IF TO SELLER, TO:	Green Goddess Extracts, LLC ________________________ ________________________ Attn: Alejandro De La Esprilla, Manager E-mail:

Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Florida.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS, AND THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 9.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

Section 9.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 9.11 Expenses. Except as otherwise expressly set forth herein or therein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

Section 9.12 Incorporation of Exhibits and Schedules. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise specified, no information contained in any particular numbered Schedule shall be deemed to be contained in any other numbered Schedule unless explicitly included therein (by cross reference or otherwise).

Section 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

Section 9.14 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

EXACTUS, INC. (“Purchaser”) By: ___________________________ Emiliano Aloi, President
GREEN GODDESS EXTRACTS, LLC (“Seller”) By:___________________________ Alejandro De La Esprilla, as Manager of the Seller, and personally as to Section 9.01 of this Agreement

SCHEDULE 1

(a) All of Seller’s right, title, and interest in and to the following items of equipment:

Description	Quantity
All CBD related business
Existing Inventory
Existing Equipment

Total

(b) All of Seller’s right, title, and interest in and to the following web domain(s):

(c)

(d)

EXHIBIT A – BILL OF SALE

EXHIBIT B – EMPLOYMENT AGREEMENT

EXHIBIT C – DISCLOSURE SCHEDULE